Exhibit 10.2
December 23, 2009
Mr. James O. Miller
100 E. Water Street
Sandusky, Ohio 44870
Dear Mr. Miller,
We are writing to describe certain changes that First Citizens Banc Corp (“First Citizens”) and its affiliates (collectively, the “Company”) may be required to make to the compensation programs in which you participate or are eligible to participate as a condition of First Citizens’ participation in the Troubled Assets Relief Program (“TARP”).
As you know, First Citizens received financial assistance from the United States Department of the Treasury under the TARP. As a condition of receiving TARP financial assistance, First Citizens agreed to comply with a number of executive compensation and corporate governance standards applicable to the Company’s “senior executive officers” and certain other “most highly-compensated employees”. These executive compensation and corporate governance standards collectively are referred to as the “TARP Compensation Standards” and are described on Exhibit A, attached to this letter.
The Company has identified you as an employee who is potentially subject to the TARP Compensation Standards. We wanted to provide you with information about the TARP Compensation Standards and ask that you acknowledge your receipt of this letter and consent to any changes that the Company may be required to make to its compensation programs to give effect to the TARP Compensation Standards. In addition, we ask that, if a specific revision to any compensation program or reimbursement of prior payments is required of you in order to comply with the TARP Compensation Standards, that you agree to negotiate promptly and in good faith with respect to such revision or for such reimbursement.
The Company is required to comply with the TARP Compensation Standards during the entire period that any TARP financial assistance remains outstanding. The TARP Compensation Standards apply to you, if they apply at all, only to the extent that you are, for purposes of the TARP Compensation Standards, one of a designated number of most highly-compensated employees during any particular fiscal year.
On behalf of the Company, we appreciate your consent and agreement to these changes and look forward to your continued leadership during these financially turbulent times. Please sign and return a copy of this letter to James E. McGookey no later than 5 days after receipt.

Yours sincerely,

FIRST CITIZENS BANC CORP		THE CITIZENS BANKING COMPANY

By:	/s/ James E. McGookey	By:	/s/ James E. McGookey
	James E. McGookey		James E. McGookey
	Sr. Vice President and		Sr. Vice President and
	General Counsel		General Counsel
*****
Intending to be legally bound, I acknowledge my receipt of this letter and agree with and accept the foregoing terms on the date set forth below.

/s/ James O. Miller
James O. Miller

Date: December 23, 2009

EXHIBIT A
Among other requirements, the executive compensation and corporate governance standards comprising the TARP Compensation Standards:
(1)	Require the Company to comply with the requirements of Internal Revenue Code Section 162(m)(5); and

(2)	Prohibit the Company from making any “golden parachute payment” to its “senior executive officers” or any of the next five “most highly-compensated employees”; and

(3)	Prohibit the Company from paying or accruing any “bonus payment” to certain employees, except to the extent permitted by the TARP Compensation Standards; and

(4)	Require the Company to clawback any “bonus payment” to its “senior executive officers” or any of the next 20 “most highly-compensated employees” if the bonus payment was based on materially inaccurate financial statements or other materially inaccurate performance metric criteria; and

(5)	Prohibit the Company from maintaining any “employee compensation plan” that would encourage the manipulation of Company reported earnings to enhance the compensation of any employee of the Company; and

(6)	Prohibit the Company from maintaining any “SEO compensation plan” that encourages “senior executive officers” to take unnecessary and excessive risks that threaten the value of the Company; and

(7)	Prohibit the Company from providing (formally or informally) “gross-ups” to its “senior executive officers” or the next 20 “most highly-compensated employees”; and

(8)	Potentially subjects any “bonus payment” paid prior to February 17, 2009 by the Company to its “senior executive officers” or the next 20 “most highly-compensated employees” to recovery by the United States Department of the Treasury.
For purposes of this Exhibit A:
(1)	The TARP Compensation Standards are intended to, and will be interpreted, administered and construed to, comply with the requirements of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, the Interim Final Rule promulgated under 31 C.F.R. Part 30 and any other guidance promulgated by the United States Department of the Treasury (and, to the maximum extent consistent with the foregoing, to permit operation of the Company’s compensation programs in accordance with their terms before giving effect to the TARP Compensation Standards); and

(2)	Terms in quotations have the meanings given to them in the Interim Final Rule promulgated under 31 C.F.R. Part 30 and will be interpreted and construed consistent with such Interim Final Rule; and

(3)	Any reference to the Company means First Citizens Banc Corp and any entity that, along with First Citizens Banc Corp, would be considered to be a “TARP recipient” determined pursuant to 31 C.F.R. §30.2 where appropriate — including, in particular, The Citizens Banking Company; and

(4)	The determination of whether you are or remain a “most highly-compensated employee” subject to the TARP Compensation Standards will be made pursuant to 31 C.F.R. §30.3.